EXHIBIT 4.9(b)

FORM OF FIRST SUPPLEMENTAL CAPITAL SECURITIES INDENTURE

AMONG

DEUTSCHE BANK AKTIENGESELLSCHAFT

Issuer

AND

THE BANK OF NEW YORK MELLON

Trustee

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS

Paying Agent, Calculation Agent, Transfer Agent, Registrar and Authenticating Agent

Dated as of [●], 2024

Supplemental to the Amended and Restated Capital Securities Indenture

Dated as of August 3, 2021

THIS FIRST SUPPLEMENTAL CAPITAL SECURITIES INDENTURE, dated as of [●], 2024 among DEUTSCHE BANK AKTIENGESELLSCHAFT (the “Issuer”), THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”), and DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as Paying Agent, Calculation Agent, Transfer Agent, Registrar and Authenticating Agent.

W I T N E S S E T H :

WHEREAS, the Issuer and the Trustee are parties to that certain Amended and Restated Capital Securities Indenture, dated as of August 3, 2021, among the Issuer, the Trustee and DBTCA (the “Indenture”);

WHEREAS, Section 9.01(c) of the Indenture provides that, without the consent of the Holders of any Capital Securities, the Issuer and the Trustee may enter into indentures supplemental to the Indenture for the purpose of, among other things, making any provisions as the Issuer may deem necessary or desirable; provided that no such action shall adversely affect the interests of the Holders of the Capital Securities or Coupons;

WHEREAS, the Issuer advises that there are no Outstanding Capital Securities of any series created prior to the execution of this First Supplemental Capital Securities Indenture which are entitled to the benefit of the provisions set forth herein or would be adversely affected by such provisions;

WHEREAS, the Issuer desires and the Trustee has agreed to amend Sections 1.01, 2.03, 2.09, 9.02, 12.06, 12.08 and 13.01 of the Indenture with respect to the Securities to be issued under the Indenture on or after the date of this First Supplemental Capital Securities Indenture;

WHEREAS, the entry into this First Supplemental Capital Securities Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

WHEREAS, all things necessary to make this First Supplemental Capital Securities Indenture a valid indenture and agreement according to its terms have been done;

NOW, THEREFORE:

In consideration of the premises, the Issuer and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the respective Holders from time to time of the Capital Securities, as follows:

ARTICLE 1

AMENDMENTS TO THE INDENTURE

Section 1.01 Modification of Certain Terms Defined. With respect to the Capital Securities to be issued under the Indenture on or after the date of this First Supplemental Capital Securities Indenture, certain definitions in Section 1.01 of the Indenture are amended and restated as follows (which shall be deemed to arise in Section 1.01 in their proper alphabetical order):

“Available Distributable Items” means, with respect to any payment of interest, the distributable items as defined in Article 4(1) no. 128 CRR; as of [ADD ACTUAL

DATE OF AMENDMENT], such term refers to the profit as of the end of the financial year of the Issuer immediately preceding the relevant interest payment date, for which audited annual financial statements are available, plus any profits brought forward and reserves available for that purpose, before distributions to holders of Own Funds Instruments (as defined below), less any losses brought forward and any profits which are non-distributable pursuant to the applicable laws of the European Union or Germany or the articles of association of the Issuer and any sums placed in non-distributable reserves in accordance with the applicable laws of Germany or the articles of association of the Issuer, in each case with respect to the specific category of own funds of the Capital Securities as Additional Tier 1 Instruments to which the applicable laws of the European Union or Germany or the articles of associations of the Issuer relate, provided that the distributable items and the relevant profits, losses and reserves shall be determined on the basis of the unconsolidated financial statements of the Issuer prepared in accordance with German commercial law (and not on the basis of its consolidated financial statements, if any).”

“Periodic Offering” means an offering of Capital Securities of a series from time to time, the specific terms of which Capital Securities, including, without limitation, the rate or rates of interest, if any, thereon, and the redemption provisions, if any, with respect thereto, are to be determined by the Issuer or its agents upon the issuance of such Capital Securities.”

“Priority Claims” means claims against, and obligations of, the Issuer ranking senior to, and which do not qualify as Additional Tier 1 capital or as Common Equity Tier 1 capital within the meaning of the CRR; this includes (i) all claims of unsubordinated creditors of the Issuer (including claims against the Issuer under its unsecured and unsubordinated non-preferred debt instruments within the meaning of Section 46f(6) sentence 1 of the German Banking Act (Kreditwesengesetz) (including obligations of the Issuer under any such debt instruments that were issued by the Issuer before July 21, 2018 and that are subject to Section 46f(9) sentence 2 of the German Banking Act) (or any successor provision thereof)), (ii) the claims specified in Section 39(1) nos. 1 to 5 of the German Insolvency Code (Insolvenzordnung) (or any successor provision thereof), (iii) contractually subordinated obligations within the meaning of Section 39(2) of the German Insolvency Code of the Issuer (or any successor provision thereof) which do not qualify as Own Funds Instruments at the time Resolution Measures are imposed on the Issuer or in the event of a dissolution, liquidation, insolvency, composition or other proceedings for the avoidance of insolvency of, or against, the Issuer, and (iv) other contractually subordinated obligations of the Issuer within the meaning of Section 46f(7a) sentences 3 and 4 of the German Banking Act (or any successor provision thereto) and (v), the claims under Tier 2 instruments (within the meaning of Article 63 of the CRR) of the Issuer.”

Section 1.02 Amount Unlimited; Issuable in Series. With respect to the Capital Securities to be issued under the Indenture on or after the date of this First Supplemental Capital Securities Indenture, Section 2.03 of the Indenture is hereby amended and restated in its entirety and shall read as follows:

“Section 2.03. Amount Unlimited; Issuable in Series. The aggregate principal amount of Capital Securities which may be authenticated and delivered under this Capital Securities Indenture is unlimited.

The Capital Securities may be issued in one or more series and each such series shall constitute unsecured and subordinated obligations of the Issuer, and are intended to qualify as own funds instruments of the Issuer within the meaning of Article 4(1) no. 119 of the CRR (“Own Funds Instruments”) in the form of Additional Tier 1 instruments (Instrumente des zusätzlichen Kernkapitals) within the meaning of Article 52 of the CRR (“Additional Tier 1 Instruments”).

The obligations under the Capital Securities shall constitute unsecured and subordinated obligations of the Issuer, ranking pari passu among themselves and, pari passu with all other equally subordinated obligations of the Issuer under other instruments issued as, and qualifying from time to time as, own funds instruments in the form of Additional Tier 1 Instruments. In the event Resolution Measures are imposed on the Issuer or in the event of the dissolution, liquidation, insolvency (Insolvenzverfahren), composition or other proceedings for the avoidance of insolvency of, or against, the Issuer, the obligations under any series of the Capital Securities shall be fully subordinated to the Priority Claims. In any such event, no amounts shall be payable in respect of the Capital Securities until all Priority Claims have been satisfied in full. If the Capital Securities are deemed not to have qualified as Additional Tier 1 instruments or other Own Funds Instruments or at any time cease to so qualify, the obligations under the Capital Securities will, pursuant to Section 46f(7a) sentence 3 of the German Banking Act, rank senior to all obligations under Own Funds Instruments.

Notwithstanding anything to the contrary set forth herein, but to the extent not otherwise precluded by a Resolution Measure or the application of mandatory aspects of insolvency law, the prior claims against the Issuer under Section 7.06 of this Capital Securities Indenture shall not be subordinated to the Priority Claims and shall survive the imposition of a Resolution Measure by the competent resolution authority in the priority set forth in Section 5.03 hereof, in each case.

Subject to the foregoing, the Issuer may satisfy its obligations under the Capital Securities also from other distributable assets (freies Vermögen) of the Issuer.

No Holder may set off or net its claims arising under the Securities against any claims of the Issuer. No collateral or guarantee shall be provided at any time to secure claims of the Holders under the Securities; any collateral or guarantee already provided or granted in the future in connection with other liabilities of the Issuer may not be used for claims under the Securities.

No subsequent agreement shall (i) limit, or shall have the effect of limiting, the subordination of the Capital Securities as provided for herein; (ii) amend any date on which a redemption option, if any, may be exercised with respect to any of the Capital Securities to provide for an earlier date; or (iii) shorten any applicable notice period. If the Capital Securities are redeemed or repurchased otherwise than in accordance with the terms of the Capital Securities, then the amounts paid must be returned to the Issuer irrespective of any agreement to the contrary.

There shall be established in one or more Board Resolutions, in one or more Officers’ Certificates detailing such establishment or in one or more indentures supplemental hereto, prior to the initial issuance of Capital Securities of any series:

(a) the designation of the Capital Securities of the series, which shall distinguish the Capital Securities of the series from the Capital Securities of all other series;

(b) any limit upon the aggregate principal amount of the Capital Securities of the series that may be authenticated and delivered under this Capital Securities Indenture (except for Capital Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Capital Securities of the series pursuant to Section 2.08, 2.09, 2.11, 9.05 or 13.03);

(c) if other than U.S. Dollars, the coin or currency in which the Capital Securities of that series are denominated (including, but not limited to, any Non-U.S. Currency);

(d) [intentionally omitted]

(e) the rate or rates at which the Capital Securities of the series shall bear interest, if any, the date or dates from which such interest, if any, shall accrue, on which such interest shall be payable and (in the case of Registered Capital Securities) on which a record shall be taken for the determination of Holders to whom interest is payable and/or the method by which such rate or rates or date or dates shall be determined;

(f) the place or places where the principal of and any interest on Capital Securities of the series shall be payable (if other than as provided in Section 3.02);

(g) the right, if any, of the Issuer to redeem Capital Securities, in whole or in part, at its option and the period or periods within which, the price or prices at which and any terms and conditions, including the Redemption Notice Period, upon which Capital Securities of the series may be so redeemed;

(h) if other than denominations of $200,000 and integral multiples of $1,000 in excess thereof in the case of Registered Capital Securities, or $200,000 and integral multiples of $1,000 in excess thereof in the case of Bearer Capital Securities, the denominations in which Capital Securities of the series shall be issuable;

(i) [intentionally omitted]

(j) [intentionally omitted]

(k) [intentionally omitted]

(l) [intentionally omitted]

(m) whether the Capital Securities of the series will be issuable as Registered Capital Securities (and if so, whether such Capital Securities will be issuable as Registered Global Capital Securities) or Bearer Capital Securities (with or without Coupons), or any combination of the foregoing, any restrictions applicable to the offer, sale, transfer, exchange or delivery of Bearer Capital Securities or Registered Capital Securities or the payment of interest thereon and, if other than as provided in Section 2.08, the terms upon which Bearer Capital Securities of any series may be exchanged for Registered Capital Securities of such series and vice versa;

(n) whether and under what circumstances, including regulatory requirements, the Issuer will pay additional amounts on the Capital Securities of the series in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Issuer will have the option to redeem such Capital Securities in compliance with regulatory requirements rather than pay such additional amounts;

(o) if the Capital Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Capital Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and terms of such certificates, documents or conditions;

(p) any trustees, depositaries, authenticating or Paying Agents, transfer agents or registrars, calculation agents or any other agents with respect to the Capital Securities of such series;

(q) any other covenants with respect to the Capital Securities of such series;

(r) [intentionally omitted]

(s) [intentionally omitted]

(t) provisions, if any, for the cancellation of all or any portion of any interest payment at the Issuer’s discretion or under other circumstances;

(u) limitations, if any, on the Issuer’s ability to pay principal or interest in respect of the Capital Securities, including situations whereby the Issuer may be prohibited from making such payments;

(v) provisions, if any, for write-downs (and related write-ups, if any) in the principal amount of the Capital Securities and the effect, if any, of such write-downs (and related write-ups, if any) on interest payable on such Capital Securities;

(w) [intentionally omitted]

(x) any terms on which the Capital Securities may or will be converted at the Issuer’s option or otherwise into ordinary shares of the Issuer (“Conversion Securities”) and, if so, the nature and terms of the Conversion Securities into which such Capital

Securities are convertible and any additional or other provisions relating to such conversion, including any triggering event that may give rise to such conversion (which may include, but shall not be limited to, certain regulatory capital events) and the terms upon which such conversion should occur;

(y) whether the Issuer may conduct an offer of Conversion Securities after any conversion of the Capital Securities in order to deliver cash proceeds to holders of Capital Securities in lieu of the Conversion Securities and the terms upon which any such offer should occur;

(z) any terms relating to the adjustment of the Conversion Securities into which the Capital Securities may be converted; and

(aa) any other terms of the series.

All Capital Securities of any one series and Coupons, if any, appertaining thereto, shall be substantially identical, except in the case of Registered Capital Securities as to denomination and except as may otherwise be provided by the Board Resolution or Officers’ Certificate referred to above or as set forth in any such indenture supplemental hereto. All Capital Securities of any one series need not be issued at the same time and may be issued from time to time, consistent with the terms of this Capital Securities Indenture, if so provided by such Board Resolution, such Officers’ Certificate or in any such indenture supplemental hereto; provided, however, that additional Securities shall be issued under a separate CUSIP or ISIN number unless the additional Securities are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with less than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes.”

Section 1.03 Mutilated, Defaced, Destroyed, Lost and Stolen Capital Securities. With respect to the Capital Securities to be issued under the Indenture on or after the date of this First Supplemental Capital Securities Indenture, the second paragraph of Section 2.09 of the Indenture is hereby amended and restated in its entirety and shall read as follows:

“Upon the issuance of any substitute Capital Security or Coupon, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee or any agent) connected therewith. In case any Capital Security or Coupon which has been called for redemption in full shall become mutilated or defaced or be destroyed, lost or stolen, the Issuer may instead of issuing a substitute Capital Security, pay or authorize the payment of the same or the relevant Coupon (without surrender thereof except in the case of a mutilated or defaced Capital Security or Coupon), if the applicant for such payment shall furnish to the Issuer and to the Trustee and any agent of the Issuer or the Trustee such security or indemnity as any of them may require to save each of them harmless, and, in every case of destruction, loss or theft, the applicant shall also furnish to the Issuer and the Trustee and any agent of the Issuer or the Trustee evidence to their satisfaction of the destruction, loss or theft of such Capital Security or Coupon and of the ownership thereof.”

Section 1.04 Supplemental Capital Securities Indentures With Consent of Securityholders. With respect to the Capital Securities to be issued under the Indenture on or after the date of this First Supplemental Capital Securities Indenture, the first paragraph of Section 9.02 of the Indenture is hereby amended and restated in its entirety and shall read as follows:

“Section 9.02. Supplemental Capital Securities Indentures With Consent of Securityholders. Subject to the prior consent of the competent supervisory authority in respect of Outstanding Capital Securities of any series, if required under the CRR or other applicable laws and regulations for the recognition of the Capital Securities as Additional Tier 1 capital, and with the consent (evidenced as provided in Article 8) of the Holders of not less than a majority in aggregate principal amount of the Capital Securities at the time Outstanding of all series affected by such supplemental indenture (voting as one class), the Issuer, when authorized by a resolution of its Board (which resolution may provide general terms or parameters for such action and may provide that the specific terms of such action may be determined in accordance with or pursuant to an Issuer Order), and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Capital Securities Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Capital Securities of each such series or of the Coupons appertaining to such Capital Securities; provided, that no such supplemental indenture shall, (a) (i) reduce the principal amount thereof in any manner not permitted pursuant to the terms of such Capital Security, (ii) reduce the rate or change the time of payment of interest thereon in any manner not permitted pursuant to the terms of such Capital Security, (iii) reduce any amount payable on redemption thereof, (iv) make the principal and interest thereon payable in any coin or currency other than that provided in the Capital Securities and Coupons or in accordance with the terms thereof, (v) modify or amend any provisions for converting any currency into any other currency as provided in the Capital Securities or Coupons or in accordance with the terms thereof, (vi) modify or amend any provisions relating to the conversion of the Capital Securities or Coupons for Conversion Securities, including the determination of the amount of Conversion Securities into which the Capital Securities shall be converted, other than as provided in the antidilution provisions or other similar adjustment provisions of the Capital Securities or Coupons or otherwise in accordance with the terms thereof, (vii) alter the provisions of Section 12.12 or 12.14 or impair or affect the right of any Securityholder to institute suit for the payment thereof or, if the Capital Securities provide therefor, any right of repayment at the option of the Securityholder or (viii) modify the provisions of this Capital Securities Indenture with respect to the subordination of the Capital Securities in a manner adverse to the Holders; or (b) reduce the aforesaid percentage of Capital Securities of any series, the consent of the Holders of which is required for any such supplemental indenture, without the consent of the Holders of each Capital Security so affected. No subsequent agreement shall make the principal and interest payable on any Capital Securities or Coupons, as the case may be, payable in different coins or currencies, i.e., the relevant coin or currency must always be identical for the relevant series of Capital Securities and Coupons, as the case may be.”

Section 1.05. Notices and Demands on Issuer, Trustee and Holders of Capital Securities and Coupons. With respect to the Capital Securities to be issued under the Indenture on or after the date of this First Supplemental Capital Securities Indenture, the first paragraph of Section 12.04 of the Indenture is hereby amended and restated in its entirety and shall read as follows:

“Section 12.04. Notices and Demands on Issuer, Trustee and Holders of Capital Securities and Coupons. Any notice or demand which by any provision of this Capital Securities Indenture is required or permitted to be given or served by the Trustee or by the Holders of Capital Securities or Coupons to or on the Issuer may be given or served by being deposited postage prepaid, first-class mail or by overnight delivery (except as otherwise specifically provided herein) addressed (until another address of the Issuer is filed by the Issuer with the Trustee) to Deutsche Bank Americas, c/o Office of the Corporate Secretary, 1 Columbus Circle, Mail Stop NYC01-1950, New York, New York 10019-8735. Any notice, direction, request or demand by the Issuer or any Holder of Capital Securities or Coupons to or upon the Trustee shall be deemed to have been sufficiently given or served by being deposited postage prepaid, first-class mail or by overnight delivery (except as otherwise specifically provided herein) addressed (until another address of the Trustee is filed by the Trustee with the Issuer) to:

The Bank of New York Mellon, London Branch
160 Queen Victoria Street
London EC4V 4LA
United Kingdom

with a copy to:	The Bank of New York Mellon
Corporate Trust Administration
Internal Corporate Trust Services
Merck House
Seldown, Poole
Dorset BH15 1PX
United Kingdom
Email: Corpsov1@bnymellon.com”

Section 1.06 Payments Due on Saturdays, Sundays or Holidays. With respect to the Capital Securities to be issued under the Indenture on or after the date of this First Supplemental Capital Securities Indenture, Section 12.06 of the Indenture is hereby amended and restated in its entirety and shall read as follows:

“Section 12.06. Payments Due on Saturdays, Sundays or Holidays. Unless otherwise provided in Capital Securities of a series, if the date for payment of interest on or any Coupons appertaining thereto or the date fixed for redemption or repayment of any such Capital Security or Coupon shall not be a Business Day, then payment of interest or principal need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date of payment or the date fixed for redemption, and no interest shall accrue for the period after such date.”

Section 1.07 Governing Law. With respect to the Capital Securities to be issued under the Indenture on or after the date of this First Supplemental Capital Securities Indenture, Section 12.08 of the Indenture is hereby amended and restated in its entirety and shall read as follows:

“Section 12.08. Governing Law. This Capital Securities Indenture and each Capital Security and Coupon shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York, except with respect to the provisions of Section 2.03 paragraphs 2 through 5 relating to the ranking of the Capital Securities and their status, which provisions shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, including, in relation to such provisions, any determination of whether a Resolution Measure has been imposed on the Issuer.”

Section 1.08 Redemption of Capital Securities. With respect to the Capital Securities to be issued under the Indenture on or after the date of this First Supplemental Capital Securities Indenture, Section 13.01 of the Indenture is hereby amended and restated in its entirety and shall read as follows:

“Section 13.01. Applicability of Article; Approval by Competent Supervisory Authority. The provisions of this Article shall be applicable to the Capital Securities of any series which are redeemable at the option of the Issuer. Any redemption of Capital Securities of any series shall be at the exclusive option of the Issuer and subject to (i) receipt by the Issuer of prior written approval of the competent supervisory authority and compliance with the Capital Regulations (in particular, the CRR), other regulations or policies of the competent supervisory authority, and no redemption shall occur before the fifth anniversary of the date of issuance, unless the conditions set out in Article 78(4) of the CRR have been satisfied; (ii) compliance with any other regulatory requirements; and (iii) the requirements set forth in Section 2.03. The Holders of the Securities shall have no right of redemption whatsoever.”

ARTICLE 2

MISCELLANEOUS PROVISIONS

Section 2.01 Further Assurances. The Issuer will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this First Supplemental Capital Securities Indenture.

Section 2.02 Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 2.03 Terms Defined. All terms defined elsewhere in the Indenture shall have the same meanings when used herein.

Section 2.04 Governing Law. This First Supplemental Capital Securities Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York, except with respect to the provisions of Section 2.03 paragraphs 2 through 5 of the Indenture relating to the ranking of the Capital Securities and their status, which provisions shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, including, in relation to such provisions, any determination of whether a Resolution Measure has been imposed on the Issuer.

Section 2.05 Counterparts. This First Supplemental Capital Securities Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed counterpart of this First Supplemental Capital Securities Indenture. Each of the parties to this First Supplemental Capital Securities Indenture represents that it has undertaken commercially reasonable steps to verify the identity of each individual person executing any such counterparts via electronic signature on behalf of such party and has and will maintain sufficient records of the same. This First Supplemental Capital Securities Indenture shall become effective when each party shall have received a counterpart hereof signed by all of the other parties to this First Supplemental Capital Securities Indenture.

Section 2.06 Responsibility of the Trustee. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Capital Securities Indenture or the Capital Securities.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Capital Securities Indenture to be duly executed, all as of the date first written above.

DEUTSCHE BANK AKTIENGESELLSCHAFT

By:
Name:
Title:

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Paying Agent, Calculation Agent, Transfer Agent, Registrar and Authenticating Agent

By:
Name:
Title:

By:
Name:
Title: